UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company Mark E. Schwarz C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 28, 2009, Hallmark Financial Services, Inc. issued the following press release:

HALLMARK REITERATES THE NEED FOR CHANGE AT SPECIALTY UNDERWRITERS’

Urges Stockholders to Elect Hallmark’s Seasoned, Insurance Experienced Slate of Independent Director Nominees in Responding to Additional Proxy Advisory Report

FORT WORTH, Texas, April 28, 2009 (GLOBE NEWSWIRE) -- Hallmark Financial Services, Inc. (NASDAQ:HALL) today reiterated the need for change at Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI).  Hallmark urged stockholders to vote the GOLD proxy card for the election of its seasoned, insurance experienced slate of independent nominees, C. Gregory Peters, Mark E. Pape and Robert M. Fishman, at SUAI’s upcoming Annual Meeting of Stockholders to be held next Tuesday, May 5, 2009.  SUAI stockholders are urged to visit www.SUAItownhall.com for additional information regarding the upcoming election, including biographies of Hallmark’s three independent Board nominees.

In response to an additional proxy advisory report trumpeted by SUAI, Hallmark notes the report states:

•
The appeal of the Hallmark campaign is the apparent quality of the nominees, who appear to be not only knowledgeable about the industry but intellectually engaged with SUAI’s challenges and opportunities for growth.

•	They are well-chosen nominees with clearly deep experience in the industry.

In addition to extolling the experience and qualifications of Hallmark’s nominees, Hallmark believes that the Proxy Governance report did a credible job of summarizing the dissident’s view of the challenges facing SUAI, which Hallmark strongly believes is supported by the complete set of facts:

•	SUAI strikingly undiversified in lines of business – workers’ compensation and commercial automobile accounted for 78% of 2008 gross premium written

•	Expense ratio significantly higher than industry average for each of the past four years

•	Fronting relationships with “A” rated insurance companies leave very little economics left over for SUAI shareholders after fees are paid

•	Operating challenges exacerbated by governance issues which have allowed the board to act against the best interests of shareholders.

Proxy Governance notes in its report that Hallmark believes the incumbent directors have presided over a failure to create stockholder value since SUAI’s 2004 IPO.  Hallmark has no additional comment other than to refer stockholders to its proxy materials, which highlight a cumulative stockholder return since SUAI’s IPO through December 31, 2008 of negative 72%, annual growth in book value per share for the five-year period ended December 31, 2008 of a paltry 1.6%, and, as shown below, cumulative net income from inception of only $2.2 million, and only a single-digit return-on-equity in the best of years. (In contrast, Proxy Governance explains that SUAI management believes that the company’s performance since its IPO has been “sufficiently solid”.)   Hallmark is unaware of any plan put forth or actions taken by the incumbent SUAI board that Hallmark believes has any realistic prospect of improving these results in the future.

(Dollars in thousands)
Year	Net Income	Shareholders' Equity	Return on Equity
2004	(8,155)	118,930	-6.9%
2005	(17,996)	100,815	-17.9%
2006	8,408	113,982	7.4%
2007	12,589	131,137	9.6%
2008	7,425	136,289	5.4%
Total	2,271

Average	454	120,231	0.4%

Hallmark urges all stockholders to vote promptly and to discard any proxy materials they may receive from management. If stockholders have returned management's white proxy card, they can change their vote by executing the GOLD proxy card. If stockholders have any questions, or need assistance in voting the GOLD proxy card, they can call Hallmark’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).